Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of M3-Brigade Acquisition II Corp. (the “Company”) on Amendment 1 on Form S-1 (File No. 333-253132) of our report dated January 14, 2021, except for the second paragraph of Note 6 as to which the date is February 19, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of M3-Brigade Acquisition II Corp. (formerly known as M3 Acquisition II Corp.) as of December 31, 2020 and for the period from December 16, 2020 (inception) through December 31, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

February 19, 2021